Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST ANNOUNCES SEPTEMBER CASH DISTRIBUTION, EXCESS COST POSITION ON WADDELL RANCH PROPERTIES AND SETTLEMENT OF LAWSUIT

DALLAS, Texas, September 19, 2025 – Argent Trust Company, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian” or the “Trust”) today declared a cash distribution to the holders of its units of beneficial interest of $0.115493 per unit, payable on October 15, 2025, to unit holders of record on September 30, 2025. The distribution does not include proceeds from the Waddell Ranch properties, as total production costs (“Production Costs”) exceeded gross proceeds (“Gross Proceeds”) for the month of August, resulting in a continuing excess cost position for the Waddell Ranch properties. However, it does include the first installment, in the amount of $4.5 million, of the settlement agreed upon between the Trust and Blackbeard Operating, LLC (“Blackbeard”) to end the lawsuit filed in 2024 (see below for more details). More information regarding the Waddell Ranch properties is described below.

This month’s distribution increased compared to the previous month due primarily to the first settlement payment being received from Blackbeard Operating LLC, this is in conjunction with Texas Royalty Properties having higher natural gas volumes and oil prices, partially offset by lower oil volumes along with lower natural gas pricing for the month reported.

WADDELL RANCH

Information from Blackbeard, the operator of the Waddell Ranch properties, necessary to calculate the net profits interest (“NPI”) proceeds for a given month is received after the announcement date for the month’s distribution. As a result, in accordance with the Trust indenture, if NPI proceeds are received from the Waddell Ranch properties on or prior to the record date, they will be included in the following month’s distribution.

As noted above, no proceeds were received by the Trustee in August 2025 to be included in the September distribution. All excess costs, including any accrued interest, will need to be recovered by future proceeds from the Waddell Ranch properties before any proceeds are distributed to the Trust. Due to the fact that Blackbeard provides production, pricing and cost information quarterly instead of monthly, the Trustee will be disclosing that information in the quarterly reports on Form 10-Q and annual reports on Form 10-K for the foreseeable future (to the extent timely received from Blackbeard).

TEXAS ROYALTY PROPERTIES

Production for the underlying Texas Royalty Properties was 15,856 barrels of oil and 12,275 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalty Properties was 13,944 barrels of oil and 10,800 Mcf of gas. The average price for oil was $65.76 per bbl and for gas was $6.65, which includes significant NGL pricing, per Mcf. This would mainly reflect production and pricing in June for oil and May for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalty Properties of $1,124,318. Deducted from these revenues were taxes and expenses of $140,993 resulting in a Net Profit of $983,325 for September. With the Trust’s NPI of 95% of the Underlying Properties, this would result in a net contribution by the Texas Royalty Properties of $934,159 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf) (1)	Oil (per bbl)	Gas (per Mcf) (2)
Current Month

Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	15,856	12,275	13,944	10,800	$65.76	$6.65

Prior Month
Waddell Ranch	(3)	(3)	(3)	(3)	(3)	(3)
Texas Royalties	16,672	9,952	14,645	8,742	$62.02	$7.53

(1) These volumes are net to the Trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.

(2) This pricing includes sales of gas liquid products.

(3) Information is not being made available monthly but may be provided within 30 days next following the close of each calendar quarter. To the extent the Trustee receives such information timely following the quarter, information will be included in the Trust’s quarterly report on Form 10-Q for the applicable quarter (or the annual report on Form 10-K with respect to the fourth quarter).

General and Administrative Expenses deducted for the month, net of interest earned were $51,154 resulting in a distribution of $5,383,005 to 46,608,796 units outstanding, or $0.115493 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

TRUST LITIGATION

As previously announced, the Trustee has reached a settlement agreement in connection with its litigation against Blackbeard. Pursuant to the lawsuit, the Trustee had sought to recover more than $9 million in damages it alleged resulted from Blackbeard’s failure to properly calculate and pay royalties due and owing to the Trust.

Pursuant to the settlement agreement, Blackbeard has agreed to pay the Trust $9,000,000, of which $4,500,000 has been paid to the Trust, and the remainder of which will be paid in four equal installments of $1,125,000 quarterly during the 2026 calendar year.

Additionally, the settlement agreement established the overhead rate that may be charged to the Trust and permits Blackbeard to pass through third-party charges for salt water disposal and gathering and transportation, and charge technical labor on reservoir engineers using an agreed allocation methodology against the net overriding royalty. The parties also agreed that the Trust would not make future claims for lost volumes in the case of ordinary line loss (as defined by third party purchase agreements with purchasers). The Trust will have the option to conduct annual site audits, at its expense. The settlement agreement also set forth agreed reporting that Blackbeard will provide the Trustee going forward.

The 2024 Annual Report with Form 10-K, which includes the December 31, 2024, Reserve Summary, has been filed with the Securities Exchange Commission. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

FORWARD-LOOKING STATEMENTS

Any statements in this press release about future events or conditions, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” “may,” “intends,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause the Trust’s actual results to differ materially from the results the Trustee anticipates include, but are not limited to the factors described in Part I, Item 1A, “Risk Factors” of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, and Part II, Item 1A, “Risk Factors” of subsequently filed Quarterly Reports on Form 10-Q.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent the Trustee’s views as of the date hereof. The Trustee anticipates that subsequent events and developments may cause its views to change. However, while the Trustee may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Trustee’s views as of any date subsequent to the date hereof.

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Contact: Jana Egeler, Vice President, Argent Trust Company, Trustee, Toll Free – 1.855.588.7839